EXHIBIT 11


                          THE NATIONAL REGISTRY INC.
                         CALCULATION OF LOSS PER SHARE


                                                                          YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------
                                                                     1997            1996            1995
                                                                -------------   -------------   -------------
                                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Weighted average shares outstanding of Common Stock .........        35,247          28,077          23,238
Net loss ....................................................     $  (7,424)      $  (7,340)      $  (5,070)
                                                                  ---------       ---------       ---------
Preferred Stock deemed dividend .............................         1,470           1,412              --
Preferred Stock dividend ....................................           350             303              --
Net loss attributable to Common Shareholders ................        (9,244)         (9,055)         (5,070)
                                                                  ---------       ---------       ---------
Net loss per share(1) .......................................     $   (0.26)      $   (0.32)      $   (0.22)
                                                                  =========       =========       =========

----------------
(1) Net loss per common share was compiled by dividing net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents, relating to convertible Series A Preferred Stock, convertible Series C Preferred stock, stock options and warrants are not included in this calculation due to their anti-dilutive effect.